Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 18, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of CrossAmerica Partners LP on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said reports in the Registration Statements of CrossAmerica Partners LP on Form S-3 (File No. 333-192035) and on Form S-8 (File No. 333-184651).
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
February 18, 2016